Exhibit 99.1
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Meditrust and La Quinta Inns Complete Merger

     NEEDHAM HEIGHTS, MA and SAN ANTONIO, TX -- July 17, 1998 -- The Meditrust Companies (NYSE: MT) announced today that it has completed its acquisition of La Quinta Inns, Inc. (NYSE: LQI) and that La Quinta has been merged into Meditrust Corporation.

     Approximately 25% of the La Quinta shares which elected to receive cash in the merger will receive $26.00 in cash and the remaining shares (approximately 75%) will receive 0.738 Meditrust paired shares for each share of common stock of La Quinta. La Quinta shareholders who did not elect to receive cash will receive 0.738 Meditrust paired shares for each share of common stock of La Quinta.

     La Quinta shareholders who receive stock consideration in the merger will receive Meditrust paired shares and will be eligible to receive a special dividend distribution of La Quinta's accumulated but undistributed earnings and profits. All Meditrust shareholders of record on August 28, 1998 will be eligible to receive the special dividend distribution. The special dividend distribution will be paid on September 11, 1998. As previously announced, the final special dividend distribution is $0.88361 per Meditrust paired share or $0.65170 per La Quinta share that is converted into Meditrust paired shares, based on the final exchange ratio.

     On June 18, shareholders of La Quinta, Meditrust Corporation and Meditrust Operating Company approved all matters related to the merger. The transaction is accounted for as a purchase and is expected to be accretive to Meditrust's funds from operations ("FFO") per share for the first twelve months of combined operations.

     With the successful completion of the acquisitions of La Quinta and Cobblestone Golf Group, The Meditrust Companies has a total market capitalization in excess of $7.0 billion. Meditrust is now the third largest real estate investment trust (REIT) in the United States.

     Abraham D. Gosman, Chairman of the Boards of The Meditrust Companies, said, "We are very excited about completing the acquisition of La Quinta and we are looking forward to moving ahead with the integration of La Quinta and Cobblestone Golf Group into the Meditrust portfolio. Together with our acquisition of Cobblestone, this transaction represents a platform for an integrated lodging and leisure sector within Meditrust. We believe that the strengths of the La Quinta and Cobblestone organizations will add significantly to Meditrust's long-term growth strategy and will contribute significantly to the growth of the combined entity in future years."

     "With the experienced management teams of Meditrust, La Quinta and Cobblestone in place, we will make it a priority to focus on growing these businesses and unlocking their


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inherent value for the benefit of all Meditrust shareholders. In implementing our long-term strategic plan Meditrust will maintain its leadership position in healthcare financing," added Mr. Gosman.

     Ezzat Coutry, president and chief executive officer of La Quinta, said, "We are looking forward to working with Meditrust to further expand the La Quinta(R) brand name and to enhance our ability to create lasting brand value for the future. We are confident that La Quinta's operating and development expertise will contribute significantly to Meditrust's future growth."

     The Meditrust Companies, with headquarters in Needham Heights, Massachusetts, consists of Meditrust Corporation, a real estate investment trust
(REIT), and Meditrust Operating Company. With the addition of La Quinta's hotels and Cobblestone's golf course facilities together with its healthcare portfolio, Meditrust will own approximately 800 healthcare-, lodging-, and golf/entertainment-related facilities and employ more than 12,000 people nationwide.

     Today's news release, along with other news about The Meditrust Companies, is available on the Internet at http://www.reit.com.

     Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although The Meditrust Companies believes the statements are based on reasonable assumptions, Meditrust can give no assurance that its expectations will be attained. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, general economic and real estate conditions, the successful integration of acquired businesses and properties, the availability of equity and debt financing for acquisitions and renovations, interest rates, competition for hotel services in a given market and other risks detailed from time to time in the filings of Meditrust Corporation and, Meditrust Operating Company with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.